Exhibit 99.2

Great Elm Group Sells a Majority Interest in Forest Investments, Inc. to an Affiliate of JPMorgan Chase & Co.

The sale of a majority of its ownership interest in Forest Investments, Inc. is expected to ultimately raise approximately $45 million of cash on Great Elm Group’s Balance Sheet, enhancing its ability to focus exclusively on Investment Management.

WALTHAM, Mass., Jan. 03, 2023 (GLOBE NEWSWIRE) -- Great Elm Group, Inc. (“we,” “us,” “our,” “GEG” or “Great Elm,”) (NASDAQ: GEG), an investment management company, today announced its sale of a majority of its ownership interest in Forest Investments, Inc. (“Forest”) to J.P. Morgan Broker-Dealer Holdings Inc. (“JPM”).

Transaction Highlights

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GEG has sold 61% of its direct and indirect common equity of Forest to JPM for approximately $18 million in cash.
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Together with its purchase of 20% of the common equity of Forest in December 2020, JPM owns 81% of Forest as of December 30, 2022.
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GEG has the right to put its remaining 19% ownership interest in Forest for cash proceeds of approximately $27 million.

Management Commentary

Jason Reese, Executive Chairman of GEG, said, “The Forest transaction represents a successful outcome for Great Elm’s shareholders. This marks the latest in a series of strategic actions taken to enhance our focus and capabilities across our core investment management strategy. We are pleased to have worked with JPM as a financial partner in Forest. This transaction underscores the ability for Great Elm to raise capital as it looks to grow its investment management business.”

Transaction Terms

GEG has sold 61% of its direct and indirect interests in Forest to JPM for approximately $18 million. The transaction has been structured such that GEG has the right to put 19% of its remaining interest in Forest for approximately $27 million based on the increase in the book value of GEG’s remaining 19% interest in Forest.

About Great Elm Group, Inc.
Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded, investment management company focused on growing a scalable and diversified portfolio of long-duration, permanent capital vehicles across corporate credit, specialty finance, real estate and other asset classes. GEG and its subsidiaries currently manage Great Elm Capital Corp., a publicly-traded business development company, and Monomoy Properties REIT, LLC, an industrial-focused real estate investment trust, in addition to other investments. GEG’s website can be found at www.greatelmgroup.com.

Media & Investor Contact:
geginvestorrelations@greatelmcap.com